Exhibit 99.1

ProPhase Labs Announces Appointment of Bill White as Chief Financial Officer

Garden City, NY – May 10, 2022 (GLOBE NEWSWIRE) – ProPhase Labs, Inc. (Nasdaq: PRPH), a diversified diagnostics and genomics company, announced today that Bill White has been appointed Chief Financial Officer (CFO) of ProPhase Labs, effective May 23, 2022.

Mr. White joins ProPhase Labs from Intellicheck, Inc., where he served as Chief Financial Officer, Treasurer and Secretary since April 2012 and Chief Operating Officer since March 2020. Mr. White has more than 30 years of experience in financial management, operations and business development. Prior to joining Intellicheck, he served 11 years as the Chief Financial Officer, Secretary and Treasurer of FocusMicro, Inc. (“FM”). As co-founder of FM, Mr. White played an integral role in growing the business from the company’s inception to over $36 million in annual revenue in a five-year period. Mr. White has broad domestic and international experience including managing rapid and significant growth, import/export, implementing tough cost management initiatives, exploiting new growth opportunities, merger and acquisitions, strategic planning, resource allocation, tax compliance and organization development. Prior to co-founding FM, he served 15 years in various financial leadership positions in the government sector. Mr. White started his career in Public Accounting.

“We are thrilled to have Bill join our executive team,” said Ted Karkus, Chief Executive Officer of ProPhase. “Bill’s financial expertise will be an important addition to our company as we work to grow our business strategy and valuation.”

“I am very pleased to have the opportunity to work with Ted and the ProPhase team,” said Mr. White. “I look forward to providing my finance expertise and supporting the Company’s goals and upcoming milestones.”

Mr. White will succeed Monica Brady, who has served as ProPhase Labs’ CFO since January 2019. Ms. Brady will remain at ProPhase Labs and will report to Mr. White in her continuing role as Chief Accounting Officer of ProPhase Labs and Chief Financial Officer of ProPhase Diagnostics, Inc.

“I want to thank Monica for her work as CFO over the past several years and dedication to our company as we drove the acceleration of our new business model,” said Mr. Karkus. “We are grateful for her many contributions during this time of rapid change.”

Inducement Award

Mr. White was awarded a stock option to purchase up to 400,000 shares of ProPhase common stock as an inducement to his employment as Chief Financial Officer of ProPhase Labs. This award was made in accordance with the employment inducement award exemption provided by Nasdaq Rule 5635(c)(4) and was therefore not awarded under the Company’s stockholder approved equity plan. The option award will vest over a four year period, with 12.5% vesting every six months following the date his employment commences, contingent upon the commencement of his employment and continued service through each vesting date. The options have an exercise price of $6.74 per share and will be exercisable for a period of seven years.

About ProPhase Labs

ProPhase Labs, Inc. (Nasdaq: PRPH) (“ProPhase”) is a diversified diagnostics and genomics company.

ProPhase Diagnostics, Inc., a wholly-owned subsidiary of ProPhase, offers a broad array of clinical diagnostic and testing services at its CLIA certified laboratories including state-of-the-art polymerase chain reaction (PCR) testing for SARS-CoV-2 (COVID-19). Critical to COVID-19 testing, ProPhase Diagnostics provides fast turnaround times for results. ProPhase Diagnostics also offers best-in-class rapid antigen and antibody/immunity tests to broaden its COVID-19 testing beyond RT-PCR testing.

ProPhase Precision Medicine, Inc., a wholly-owned subsidiary of ProPhase, focuses on genomics testing technologies, a comprehensive method for analyzing entire genomes, including the genes and chromosomes in DNA. The data obtained from genomic testing can help to identify inherited disorders and tendencies, help predict disease risk, help identify expected drug response, and characterize genetic mutations, including those that drive cancer progression.

ProPhase Global Healthcare, Inc., a subsidiary of ProPhase, was formed to seek to expand the Company’s SARS-CoV-2 (COVID-19) testing into other countries and to pursue additional healthcare-related initiatives.

ProPhase has decades of experience researching, developing, manufacturing, distributing, marketing, and selling OTC consumer healthcare products and dietary supplements under the TK Supplements® brand and Phamaloz contract manufacturing subsidiary.

ProPhase actively pursues strategic investments and acquisition opportunities for other companies, technologies, and products.

For more information, visit www.ProPhaseLabs.com.

Media Relations and Institutional Investor Contact:

ProPhase Labs, Inc.

267-880-1111

investorrelations@prophaselabs.com

Retail Investor Relations Contact:

Renmark Financial Communications

John Boidman

514-939-3989

Jboidman@renmarkfinancial.com